Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-181148 and 333-198676 on Form S-8 of our report dated April 1, 2015, relating to the consolidated financial statements of Tilly’s, Inc., appearing in the Annual Report on Form 10-K of Tilly’s, Inc. for the year ended January 31, 2015.

Costa Mesa, California

April 1, 2015